Exhibit 10.14
SERVICES AGREEMENT
     THIS SERVICES AGREEMENT (the “Agreement”) is made and entered into this ___ day of                      (the “Effective Date”) by and between                     , a                      limited liability company (the “Company”), and                     , a                      professional limited liability company (“Services PLLC”).
W I T N E S S E T H:
     WHEREAS, pursuant to that certain Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Aurora Diagnostics, LLC (“Aurora”) and                     , Aurora acquired all of the issued and outstanding equity interests of the Company (the “Acquisition”);
     WHEREAS, the Company’s predecessor,                     , was engaged in the business of providing pathology services to physicians primarily in the State of                      (the “Business”), and the physicians employed by Services PLLC desire to continue to provide medical professional services in the specialty of pathology following the Acquisition on behalf of Services PLLC to the Company in a manner consistent with applicable law;
     WHEREAS, the Company desires to engage Services PLLC to provide one or more physicians skilled in pathology to furnish services to the Company as provided in this Agreement;
     WHEREAS, Services PLLC desires and is qualified to provide the services contemplated by this Agreement to the Company through one or more of its Practice Physicians (as defined in Section 1.4(a)), each of whom will be licensed to practice medicine and prescribe drugs without restriction in the State of                      and will be experienced in the operation of the Business; and
     WHEREAS, Services PLLC will provide the services contemplated by this Agreement exclusively to the Company;
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements of the parties set forth in this Agreement, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
ARTICLE I
ENGAGEMENT AND SERVICES
     1.1 Engagement. The Company hereby engages Services PLLC to provide, and Services PLLC shall provide and cause the Practice Physicians to provide, services in the practice of medicine in the specialty of pathology or in such other related fields in which the Company may be engaged from time to time.
     1.2 Practice Management; Laboratory Director. In furtherance of its commitment under Section 1.1 and without limiting the scope of services to be provided thereunder, Services PLLC shall manage the provision of services from the Practice Physicians, including, but not limited to:
          (a) developing and maintaining appropriate professional standards of the Company, including the continuation or implementation of quality assurance procedures designed to ensure that patients of the Company and Services PLLC receive the highest standard of care;
          (b) identifying and pursuing opportunities to expand the Business;

          (c) recruiting such additional medical service providers as necessary and appropriate; provided, however, that the prior consent of the Company or its authorized representative shall be obtained prior to the hiring or discharge of any employee of the Company or Services PLLC, including any physician providing services to the Company on Services PLLC’s behalf;
          (d) coordinating and administering all leave for the Practice Physicians, including vacation and continuing education, to ensure that provisions have been made to provide for appropriate coverage of the Company’s and Services PLLC’s patients, customers and clients;
          (e) engaging in marketing activities designed to promote and develop the Business, as well as administrative and compliance activities;
          (f) approximately annually or at such other times as may be reasonably requested by the Company, providing a detailed report on the state of the Business, the Practice Physicians, and the delivery of services hereunder;
          (g) conduct or provide medical peer review groups associated with the Business;
          (h) performing any other duties or requirements set by Aurora’s Chief Executive Officer or Chief Operating Officer, all as reasonably directed by the Company or Aurora; and
          (i) providing the services of, and designating one Practice Physician (initially designated as ___________) to serve as, the Laboratory Director of the Company, whose responsibilities shall be to carry out the responsibilities set forth in 42 CFR § 493.1407 and 42 CFR § 493.1445 and oversee the delivery of services set forth in Section 1.1 and this Section 1.2.
     1.3 Standards of Practice.
          (a) At all times during the term of this Agreement, Services PLLC shall maintain, and shall cause the Practice Physicians to maintain and adhere to, the written standards and professional ethics of the Company and those of the medical profession.
          (b) Notwithstanding anything to the contrary contained herein, (i) the Practice Physicians shall make any and all decisions pertaining or related to the practice of medicine, (ii) nothing shall impair the independent medical judgment of any Practice Physician, and (iii) each Practice Physician shall have final authority over all of such Practice Physician’s medical decisions.
     1.4 Practice Physicians; Qualifications and Licensure.
          (a) For purposes of this Agreement, the term “Practice Physician” means (i) any physician who is employed by or otherwise affiliated with Services PLLC to provide physician services to the Company; (ii) any physician performing services on behalf of the Company in connection with the Business (whether as an employee, partner, member, shareholder, or independent contractor of Services PLLC); or (iii) any other physician performing services on behalf of Services PLLC hereunder (as may be approved by the Company).
          (b) Prior to the provision of any services hereunder by any individual Practice Physician, Services PLLC shall cause such Practice Physician to enter into an employment agreement with Services PLLC in a form mutually agreed upon by Aurora and Services PLLC. No Practice Physician shall be retained or discharged by Services PLLC without the express, prior written consent of Aurora or its authorized representative. In addition, should any event occur that, under the term of any

Practice Physician’s employment agreement, results in Services PLLC having the right to terminate such Practice Physician for cause (as defined in the employment agreement), Services PLLC shall promptly notify Aurora and act upon such information only with the express consent of Aurora (which consent may be given orally or in writing).
          (c) Services PLLC shall cause each Practice Physician, at all times during the term of this Agreement: (i) to be certified by the American Board of Pathology in anatomic and clinical pathology; (ii) to maintain an unlimited and unrestricted license to practice medicine in the State of                     ; (iii) to maintain appropriate medical staff membership and privileges at all medical facilities presently served or serviced by such Practice Physician and use his or her commercially reasonable efforts to gain and maintain appropriate medical staff membership and privileges at any additional medical facilities identified by the Company or Aurora; (iv) to comply with the                      Board of Medicine and the Company’s and Aurora’s continuing medical education (“CME”) requirements; (v) to carry out the Practice Physicians’ responsibilities on a professional, ethical and diligent basis in order to serve the best interests of the Company’s and Services PLLC’s patients, customers and clients; and (vi) to comply with such other requirements as the Chief Executive Officer or Chief Operating Officer of the Company or Aurora may hereinafter reasonably require, including without limitation their rules, regulations, policies and procedures, as in effect and communicated to Services PLLC in writing and as revised from time to time (the “Rules and Regulations”).
     1.5 Conformity with Laws, Rules, Regulations and Policies. In performing its duties under this Agreement, Services PLLC shall, and shall cause each Practice Physician to, comply with (i) all applicable laws, rules and regulations, ordinances and standards of any governmental, quasi-governmental or private authority having either mandatory or voluntary jurisdiction over Services PLLC, the Company, any Practice Physician, or any medical facility for which Services PLLC or any Practice Physician provides services, (ii) the written bylaws, rules and regulations, policies and procedures of any such medical facility, including, without limitation, the residential boundary requirements of such hospitals or medical facilities, and (iii) the Rules and Regulations.
     1.6 Coverage. Services PLLC shall ensure that a sufficient number of Practice Physicians are available to provide the services contemplated hereby at the offices of the Company during its hours of operation. Services PLLC and the Company shall confer from time to time in good faith concerning the appropriate level of physician coverage to provide medical director services hereunder.
     1.7 Consultation and Cooperation. In connection with the delivery of all services hereunder, Services PLLC shall, and shall cause the Practice Physicians to, consult in good faith with the Company and Aurora with respect to any decisions regarding the Business. The Company and Aurora shall be included in any meetings or discussions among Services PLLC and the Practice Physicians that are reasonably likely to impact the Business.

ARTICLE II
TERM AND TERMINATION
     2.1 Initial and Renewal Terms. This Agreement shall become effective as of the Effective Date and shall remain in full force and effect until 12:00 p.m. midnight on the fiftieth (50th) anniversary of the Effective Date (the “Initial Term”), unless earlier terminated as provided in this Article II. This Agreement shall automatically renew for additional successive terms of five (5) years each (the “Renewal Terms”), unless either party gives written notice of non-renewal to the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term, as applicable. If such notice is given, this Agreement shall expire as of the last day of the Initial Term or the then-current Renewal Term, as applicable.
     2.2 Termination By Agreement. The Company and Services PLLC may agree in a writing signed by both parties to terminate this Agreement at a time and date stipulated in such writing.
     2.3 Termination by Services PLLC for Cause. At any time after the                      anniversary of the Effective Date, Services PLLC may terminate this Agreement upon written notice to the Company, but only in the event of a knowing, material breach by the Company of any of its obligations hereunder, provided that Services PLLC first provides written notice to the Company describing the material breach with reasonable particularity and the breach remains uncured for ninety (90) days after such notice.
     2.4 Termination by the Company for Cause. At any time after the                      anniversary of the Effective Date, the Company may terminate this Agreement upon written notice to Services PLLC, but only in the event of (i) a material breach by Services PLLC of any of its obligations hereunder, provided that the Company first provides written notice to Services PLLC describing the material breach with reasonable particularity and the breach remains uncured for ninety (90) days after such notice, or (ii) any act or omission of Services PLLC or any Practice Physician that the Company or Aurora reasonably believes will result in material detriment to the operations of the Company or Aurora.
     2.5 Effect of Termination or Expiration. Upon and following the expiration of this Agreement or its termination for any reason, Services PLLC shall not interfere with any efforts by the Company or Aurora to contract with any other individual or entity for the provision of services of the type provided hereunder. Expiration or termination of this Agreement shall not affect any rights or obligations of the parties accruing hereunder through the date of expiration or termination, including the Company’s obligation to compensate Services PLLC for services pro-rated through such date, and such rights and obligations shall survive expiration or termination. In addition, the provisions of Section 4.2 and Articles VI, VII, and VIII shall survive expiration or termination of this Agreement.
     2.6 Liquidated Damages. Each of the Company and Services PLLC agree and acknowledge that this Agreement may not be terminated, even for cause, until the                      anniversary of the Effective Date. In lieu thereof, each agrees that, in the event of a breach of its obligations hereunder, the breaching party shall pay to the other party hereto, (i) ___% of actual damages incurred by the non-breaching party as a direct result of such breach, in the event of any willful, wanton, or otherwise intentional breach of the breaching party’s obligations hereunder, or (ii) the greater of (A) actual damages incurred by the non-breaching party as a direct result of such breach and (B) $                    , in the event of any other material breach.

ARTICLE III
COMPENSATION
     3.1 Compensation.
          (a) In consideration of the services, covenants, and agreements agreed to be performed by Services PLLC during the Initial Term and any Renewal Term, the Company shall pay Services PLLC a fee at the rate of                                          Dollars ($                    ) per year (the “Annual Base Fee”), payable in substantially equal monthly installments in arrears on or before the 30th day of each month for services rendered during such month. The Company and Services PLLC shall meet from time to time, anticipated to be not less than annually, in order to discuss whether any adjustment to the Annual Base Fee is necessary in order to maintain or grow the Business, including the possible addition of Practice Physicians following the Effective Date, or to otherwise reflect the fair market value of the services provided hereunder; provided, however, that during the first                      years of this Agreement, the Annual Base Fee shall not be less an amount sufficient to discharge any obligation payable by Services PLLC under the terms of its employment agreements with Practice Physicians.
          (b) In connection with adjustments to the Annual Base Fee relating to periods beginning on or after the                      of the Effective Time, the Company shall, prior to establishing the Annual Base Fee, consult with each of the Owners so long as such individual(s) is employed by the Company or a successor thereto.
          (c) No adjustment to the Annual Base Fee payable under this Agreement shall be effective unless set forth in a writing signed by each of Services PLLC and the Company, which writing shall be deemed an amendment to this Agreement.
     3.2 Reimbursement of Expenses.
          (a) Included in the compensation provided under Section 3.1 hereof are the expenses of the type described below:
          (i) State and federal payroll taxes or self-employment taxes incurred by Services PLLC or the Practice Physicians in connection with the employment of the Practice Physicians;
          (ii) Employee benefit plans provided to the Practice Physicians, including health insurance, 401(k) plans or similar benefit programs;
          (iii) Premiums for professional and general liability insurance obtained by Services PLLC in accordance with Article V of this Agreement;
          (iv) License fees, medical books and journals, registration fees for continuing medical education, and membership dues in professional organizations; and
          (v) Any Practice Physician’s necessary travel, room, board and other expenses incurred in connection with continuing medical education.
          (b) In addition to the compensation provided under Section 3.1 hereof, upon Services PLLC’s submission of proper documentation, the Company will reimburse Services PLLC for any Practice Physician’s reasonable business expenses if ordinary and necessary and incurred in furtherance of the business of the Company, subject to compliance with reimbursement policies from time to time adopted by the Company or Aurora.
ARTICLE IV
STATUS OF PARTIES
     4.1 Tax Status. The Company and Services PLLC acknowledge and agree that the relationship created under this Agreement between them is that of independent contractors and that nothing in this Agreement shall be deemed to render either party the employer or employee of the other, agent or principal of the other, or joint venturer or partner of the other. The parties acknowledge and agree that the Practice Physicians will be engaged by Services PLLC and will under no circumstances be considered the employees of Aurora, the Company or any of their respective affiliates. Services PLLC shall be responsible for all withholding, payroll, and similar taxes related to its engagement of the Practice Physicians, and neither Services PLLC nor the Practice Physicians shall be entitled to any benefits afforded to the employees of Aurora, the Company or any of their respective affiliates, except as expressly provided hereunder. Services PLLC agrees that (i) neither it nor any Practice Physician shall be treated as an employee of the Company for federal tax purposes; (ii) the Company will not withhold on behalf of Services PLLC any sums for income tax, unemployment insurance, Social Security, or any other withholding pursuant to any law or requirement of any governmental body; (iii) all such taxes, payments, and withholdings, if any, are the sole responsibility of Services PLLC; and (iv) Services PLLC will indemnify and hold the Company and its affiliates harmless from any and all losses or liabilities arising with respect to such benefits, taxes, payments, and withholdings, if any. If the United States Internal Revenue Service (the “IRS”) should question or challenge the worker status of Services PLLC or the Practice Physicians, then the parties agree that both Services PLLC and the Company and/or Aurora shall have the right to participate in any discussion or negotiation occurring with the IRS, irrespective of which party initiated such discussions or negotiations, and each party shall notify the other in advance of any planned meeting or discussion. In such event, the Company and Services PLLC shall work together in good faith to make any amendments to this Agreement in order to comply with any IRS requirements.
     4.2 The Company’s Work Product. All operating procedures, protocols, information systems, operating data, databases, reports, and other non-public proprietary business systems or information owned by the Company or its affiliates shall be and remain the exclusive property of the Company or its affiliates, as appropriate. If Services PLLC or any Practice Physician modifies, enhances, or alters any such property, such modification, enhancement, or alteration will be deemed a work-for-hire and shall be the property of the Company or one of its affiliates, as appropriate. Services PLLC or any Practice Physician making such modification, enhancement or alteration will execute all documents reasonably requested by the Company to vest fully in the Company or one of its affiliates title to such modification, enhancement or alteration.
     4.3 Limitations on Authority. Except in the ordinary course of business or with the prior written consent of the Company, Services PLLC has absolutely no authority to:
          (a) pledge the credit or assets of the Company (or any affiliate of the Company);
          (b) bind the Company (or any affiliate of the Company) under any contract, agreement, note, mortgage or other instrument (other than routine purchase orders in the ordinary course of business consistent with the Company’s practices);
          (c) release or discharge any debt due the Company (or any affiliate of the Company); or

          (d) sell, mortgage, transfer or otherwise dispose of any of the Company’s assets (or any assets of any affiliate of the Company).
     4.4 Trade Name License. During the Initial Term and any Renewal Term, the Company hereby grants to Services PLLC a nonexclusive, royalty-free, fully paid up right and license to use the name “                    ” in connection with the operation of the Business and the provision of services hereunder. Services PLLC agrees and acknowledges that, promptly upon termination of this Agreement, such license shall terminate and Services PLLC shall discontinue its use of the name accordingly.
ARTICLE V
INSURANCE
     5.1 Services PLLC Insurance Coverage. Services PLLC shall purchase and maintain at its expense, for itself and each of the Practice Physicians, professional and general liability insurance, with an insurance company reasonably acceptable to the Company, with policy limits of at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate, including coverage for acts and omissions in rendering medical services to patients of the Company or Services PLLC.
     5.2 Evidence of Coverage. Upon the execution of this Agreement and annually thereafter or on reasonable request, Services PLLC shall provide the Company with certificates of insurance or other reasonably satisfactory evidence of the insurance required to be maintained under Section 5.1. Services PLLC shall notify the Company at least sixty (60) days prior to the voluntary cancellation or termination of any such coverage and immediately upon receipt of any notice of involuntary cancellation or termination of any such coverage.
     5.3 Tail Coverage. Upon the termination, resignation or other separation from employment of any Practice Physician, Services PLLC shall consult with the Chief Operating Officer of Aurora regarding whether to purchase malpractice insurance “tail” coverage, for the period of the applicable statute of limitations, to provide coverage for the Practice Physician’s professional acts prior to the date of termination.
ARTICLE VI
CONFIDENTIALITY, NONCOMPETITION
AND NONSOLICITATION COVENANT
     6.1 Non-Competition.
          (a) The parties acknowledge that: (A) the services of Services PLLC and the Practice Physicians under this Agreement require special expertise and talent in the provision of pathology services and that Services PLLC and the Practice Physicians will have substantial contact with customers, suppliers, advertisers and patients of the Company and its affiliates; (B) pursuant to this Agreement, Services PLLC and the Practice Physicians will be placed in a position of trust and responsibility and will have access to a substantial amount of Proprietary Information (as defined below) and that the Company is placing Services PLLC and the Practice Physicians in such position and giving them access to such information in reliance upon Services PLLC’s and the Practice Physicians’ agreements set forth in this Article VI; (C) the Company has a legitimate interest in adequately protecting the goodwill of the Company; and (D) the Practice Physicians are capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. Accordingly, in consideration of the compensation and benefits being paid and to be paid by the Company to Services PLLC hereunder, Services PLLC agrees that, except for the services and duties that Services PLLC and the Practice Physicians perform for or on behalf of the Company pursuant to the terms of this Agreement, during the Restricted Period (as defined below), Services PLLC shall not, and shall use commercially reasonable efforts to cause the Practice Physicians not to, directly or indirectly:
          (i) engage in the provision of pathology or clinical laboratory services, including, without limitation, related laboratory testing services, or manage, operate, maintain, control, serve as an advisor, employee or consultant for, or otherwise provide management, administrative or consulting services to, a pathology practice (collectively, the “Services”) within the Restricted Territory (as define below);
          (ii) provide or otherwise facilitate the provision of the Services to or for any person or Entity, including but not limited to a hospital, ambulatory surgery center, medical group or physician, that has been a customer or client of the Company during the twenty-four (24) month period preceding the date hereof (each, a “Customer”); or
          (iii) have any equity interest or other financial interest in any Entity that engages in the provision of the Services within the Restricted Territory or which provides the Services to or for any Customer.
          (b) As used in this Agreement, the term “Restricted Period” shall mean, with respect to Services PLLC, at all times during the Initial Term or any Renewal Term and for a period of two (2) years following the date of the termination of this Agreement for any reason. With respect to any Practice Physician, the term “Restricted Period” shall have the meaning set forth in such Practice Physician’s employment agreement, if any. The term “Entity” shall mean any corporation, partnership, sole proprietorship, limited liability company, practice, business, company, or other entity. The term “Restricted Territory” shall mean, as of any measurement date, those counties in which the Company operates as of the Effective Date, together with those counties where the Company provided any of the Services during the twelve (12) month period preceding such measurement date.
     6.2 Non-Solicitation. Services PLLC further agrees that, during the Restricted Period, Services PLLC will not, and shall cause the Practice Physicians not to, directly or indirectly, (i) solicit the employment of any employee, agent or consultant of the Company or any affiliate of the Company or induce any such employee, agent or consultant to terminate its relationship with such party; (ii) solicit any Customer for the purpose of providing the Services or on behalf of any Entity providing the Services; (iii) solicit, for the purpose of acquiring, any prospective acquisition candidate of the Company or any of its affiliates, whether on Services PLLC’s or any Practice Physician’s own behalf or on behalf of any competitor or potential competitor, which candidate was involved in a meeting with the Company or any of its affiliates for purposes relating to acquiring such candidate or for which the Company or any of its affiliates made an acquisition analysis for purposes relating to acquiring such candidate; (iv) solicit any payor contracts from any payor of the Company with whom Services PLLC or any Practice Physician had material contact during the term of this Agreement, or otherwise interfere with the relationship with any such payor; (v) solicit, induce, influence or otherwise interfere with any referral sources of the Company or any affiliate of the Company, with whom Services PLLC or any Practice Physician has had material contact during the term of this Agreement; or (vi) solicit, induce, influence or interfere with any other person or entity with whom the Company has a business relationship to discontinue, modify or reduce the extent of such relationship with the Company.
     6.3 Enforcement. Services PLLC acknowledges and agrees that the restrictive covenants herein are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. In recognition of the substantial nature of potential damages that the Company and Aurora would incur as the result of

Services PLLC’s breach of this Article VI, Services PLLC further agrees that the Company shall be entitled to specific performance of this Article VI, and to injunctive and other equitable relief; without necessity of posting bond; it being understood that the prevailing party in any action brought by the Company or its affiliates to seek enforcement of the covenants set forth herein shall be entitled to recover from the losing party all costs in connection with such action, including without limitation, reasonable attorneys’ fees, expenses and costs incurred with respect to trials, appeals and collections. Services PLLC acknowledges that the enforcement of this covenant is not contrary to the public health, safety, or welfare in that the population in the areas set forth herein is adequately served by qualified pathologists. Further, Services PLLC acknowledges that the breach of this covenant by Services PLLC or any Practice Physician will cause irreparable injury to the Company and Aurora.
     6.4 Confidentiality.
          (a) Acknowledgment. Services PLLC acknowledges and agrees that in the course of rendering services on behalf of the Company and its clients, Services PLLC and the Practice Physicians will have access to and will become acquainted with confidential and proprietary information about the professional, business and financial affairs of the Company, its affiliates, and its and their respective patients, clients and customers, and that Services PLLC and the Practice Physicians may have contributed to or may in the future contribute to such information. Services PLLC further recognizes that the Company is engaged in a highly competitive business, and that the success of the Company in the marketplace and business depends upon its goodwill and reputation for integrity, quality and dependability. Services PLLC recognizes that in order to guard the legitimate interests of the Company, it is necessary for the Company to protect all such confidential and proprietary information, goodwill and reputation.
          (b) Proprietary Information. In the course of Services PLLC’s service to the Company, Services PLLC and the Practice Physicians will have access to confidential know-how, business documents or information, marketing data, client lists and trade secrets that are confidential. Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence that come within the scope of the business activities of the Company to which Services PLLC and the Practice Physicians have had or may have access, whether previously existing, now existing or arising hereafter, whether or not conceived or developed by others or by Services PLLC or any Practice Physician alone or with others during the term of this Agreement or such Practice Physician’s employment with Services PLLC (as applicable), and whether or not conceived or developed during regular working hours. “Proprietary Information” shall not include any information that is in the public domain during the term of this Agreement or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by Services PLLC or any Practice Physician in violation of this Agreement or his or her employment agreement. This definition shall not limit any definition or protection of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.
          (c) Fiduciary Obligations. Services PLLC agrees and acknowledges that the Proprietary Information is of critical importance to the Company and a violation of this Section 6.4 will seriously and irreparably impair and damage the Company’s business. Services PLLC therefore agrees, during the term of this Agreement and at all times thereafter, to keep, and to use commercially reasonable efforts to cause the Practice Physicians to keep, all Proprietary Information strictly confidential.
          (d) Non-Disclosure. Except as required by law or order of any court or governmental entity, in connection with the proper performance of Services PLLC’s duties hereunder, or as may be reasonably necessary for Services PLLC or any Practice Physician to defend itself, himself or herself in litigation by third parties or governmental or private payor audits, investigations and claims against Services PLLC or any Practice Physician (provided that Services PLLC or such Practice Physician and their counsel take all reasonable efforts to have such third party, court or administrative agency maintain the confidentiality of such information), Services PLLC shall not, and shall cause the Practice Physicians not to, during the term of this Agreement or such Practice Physician’s employment (as applicable) and for three (3) years thereafter, disclose, directly or indirectly (except as required by law), any Proprietary Information to any person other than (a) the Company or Aurora and their respective affiliates, (b) persons who are authorized employees of the Company or Aurora and their affiliates and to whom such disclosure is necessary to the conduct of the Company’s business at the time of such disclosure, (c) such other persons, including prospective investors or lenders, to whom the Services PLLC has been instructed to make disclosure by the Company’s or Aurora’s Chief Executive Officer or Chief Operating Officer or (d) Services PLLC’s or any Practice Physician’s counsel, which counsel shall keep all Proprietary Information confidential. Upon any termination of this Agreement, or upon request by the Company at another time, Services PLLC shall deliver, and shall cause all Practice Physicians to deliver, to the Company, all notes, letters, documents, tapes, discs, recorded data and records which may contain Proprietary Information which are then in Services PLLC’s or any Practice Physician’s possession or control and shall not retain, use, or make any copies, summaries or extracts thereof.
     6.5 Reformation. The Company and Services PLLC hereunder agree that it is their intention that the covenants contained in this Article VI be enforced in accordance with their terms to the maximum extent possible under applicable law. The Company and Services PLLC further agree that if any portion of the foregoing covenants are found to be invalid or unenforceable by a court of competent jurisdiction, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Services PLLC in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
ARTICLE VII
CONFIDENTIALITY OF PATIENT RECORDS
     7.1 Patient Records.
          (a) To the extent permitted by applicable law, all medical records, charts, case histories, x-rays, specimens, tissue samples and lab reports and analyses of or concerning patients of the Company or Services PLLC (“Medical Records”) received by Services PLLC or any Practice Physician shall be and remain the Company’s property. During the term of this Agreement and thereafter, Services PLLC will comply with, and shall cause each Practice Physician to comply with, all of the Rules and Regulations regarding confidentiality of the Medical Records. Services PLLC, the Practice Physicians, and their respective counsel shall have the right to copies of such Medical Records that are necessary for defense of litigation by third parties or governmental or private payor audits, investigations and claims against them or are required for patients or third party payors. Services PLLC shall assist the Company in implementing procedures to preserve the confidentiality of the Medical Records and shall cooperate in compiling data regarding patient treatment costs and outcomes.
          (b) Neither Services PLLC nor any Practice Physician shall disclose to any third party, except where permitted or required by law or where such disclosure is expressly approved by the Company in writing, any patient or medical record information regarding patients of the Company or Services PLLC, and Services PLLC and the Practice Physicians shall comply with all federal and state laws and regulations and with the policies of the Company and Aurora regarding the confidentiality of such information. Each party acknowledges that in receiving or otherwise dealing with any records or information from the other party about the Company’s or Services PLLC’s patients receiving treatment for alcohol or drug abuse, each party is fully bound by the provisions of the federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records (42 C.F.R. Part 2, as amended from time to time).
          (c) The Company and Services PLLC agree to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. §§1320d through d-8 (“HIPAA”), and the requirements of any regulations promulgated thereunder including without limitation the federal privacy regulations as contained in 45 C.F.R. Part 164 (the “Federal Privacy Regulations”) and the federal security standards as contained in 45 C.F.R. Part 142 (the “Federal Security Regulations”). The Company and Services PLLC agree not to use or further disclose any protected health information, as defined in 45 C.F.R. Part 164.504, or individually identifiable health information, as defined in 42 U.S.C. §1320d (collectively, the “Protected Health Information”), concerning a patient other than as permitted by this Agreement and the requirements of HIPAA or regulations promulgated under HIPAA, including without limitation the Federal Privacy Regulations and the Federal Security Regulations. Services PLLC will assist the Company in implementing appropriate safeguards to prevent the use or disclosure of a patient’s Protected Health Information other than as provided for by this Agreement, and Services PLLC will abide by the policies and procedures and the Notice of Privacy Practices adopted by the Company with respect to the Protected Health Information of the Company’s and Services PLLC’s patients. Services PLLC will promptly report to the Company any use or disclosure of any patient’s Protected Health Information not provided for by this Agreement or in violation of HIPAA, the Federal Privacy Regulations, or the Federal Security Regulations of which Services PLLC becomes aware. In the event Services PLLC, with the Company’s approval, contracts with any agents to whom the Company provides a patient’s Protected Health Information, Services PLLC shall include provisions in such agreements whereby Services PLLC and such agent agree to the same restrictions and conditions that apply to Services PLLC with respect to such patient’s Protected Health Information. Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by the Company, Services PLLC, or any Practice Physician by virtue of this subsection.
ARTICLE VIII
MISCELLANEOUS
     8.1 Notices. Any notice sent in accordance with the provisions of this Section 8.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date that is: (i) the date of proper posting, if sent by certified U.S. mail or by express U.S. mail or private overnight courier, or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original sent by certified U.S. mail, addressed as follows:

Services PLLC:

The Company or Aurora:

     Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 8.1.
     8.2 Amendments. Subject to Section 8.4, this Agreement may be amended at any time by mutual agreement of Services PLLC and the Company hereto, but any such amendment shall not be operative or valid unless the same is reduced to writing and approved by the parties hereto.

     8.3 Assignability. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party; provided however, that the Company may, without the consent of Services PLLC, assign or transfer this Agreement to an affiliate of the Company or in connection with a sale of all or substantially all of the assets or business of Aurora, merger or transfer of a majority of the ownership interests of Aurora.
     8.4 Contract Modifications; Severability.
          (a) Notwithstanding any other provision of this Agreement, if the governmental agencies (or their representatives) which administer Medicare or Medicaid, or any other government third party payor program, or any other federal, state or local government or agency passes, issues or promulgates any law, rule, regulation, standard or interpretation at any time while this Agreement is in effect which prohibits, restricts, limits or in any way adversely changes the method or amount of reimbursement, compensation or payment for services rendered by Services PLLC (or the Practice Physicians) under this Agreement, or which otherwise adversely affects either the Company’s or Services PLLC’s rights or obligations hereunder, then the parties hereto shall, promptly upon notice from either party, negotiate in good faith to amend this Agreement (taking into account any legal and ethical obligations to the Company’s, Services PLLC’s or the Practice Physicians’ patients) to provide for such reimbursement, compensation or payment for services in a manner consistent with any prohibition, restriction, limitation and/or which takes into account any adverse change in reimbursement, compensation or payment for physician services.
          (b) Subject to the provisions of subsection (a) of this Section 8.4, if any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws in effect during the term of this Agreement, the legality, validity, or enforceability of the remaining provisions of this Agreement shall not be affected thereby.
     8.5 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of its provisions.
     8.6 Entire Agreement. This Agreement constitutes the full contract and agreement of the parties with respect to its subject matter, superseding all prior or contemporaneous agreements, either oral or written. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     8.7 Non-Waiver. The failure of either party to exercise any of its rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.
     8.8 Governing Law; Dispute Resolution.
          (a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all terms and conditions of this Agreement shall be construed under and governed by the laws of the State of                      without giving effect to the conflicts of laws principles thereof.
          (b) Except for obtaining a temporary restraining order or an injunction in accordance with Section 8.8(g) below, any claim or controversy under or involving this Agreement shall be finally settled by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein (the “Rules”).

          (c) If the parties are unable to resolve a dispute after ninety (90) days of efforts, the Company, on one hand, and Services PLLC, on the other hand, shall, within ten (10) days of such ninety (90)-day period, each select one arbitrator in accordance with the Rules. The two named arbitrators shall then select a third arbitrator within fifteen (15) days of the selection of the second arbitrator. If the two named arbitrators have not agreed on the third arbitrator within the time limits specified above, then such appointment shall be made by the American Arbitration Association in accordance with the Rules upon the written request of the Company or Services PLLC within fifteen (15) days of such request. The arbitration hearing shall be held, if possible, within ninety (90) days of the appointment of the third arbitrator, and the award shall be issued, if possible, within thirty (30) days after the close of the hearing. Any such arbitration shall be conducted in                      or such other site as is mutually agreed upon by the Company and Services PLLC.
          (d) Any decision or award of the arbitrators shall be based solely on the terms of this Agreement, applicable law, and the facts presented by the parties. The parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the United States and the States of                     ) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made. Notwithstanding the foregoing, by agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrators’ order to that effect.
          (e) The decision or award of the arbitrators shall be the sole and exclusive remedy between the parties regarding any and all issues presented to the arbitrator. The award shall be final and binding upon the parties, and judgment upon any award may be entered in any court in the States of                      or any other court of competent subject matter jurisdiction having jurisdiction thereof. Each party hereby irrevocably consents to the personal jurisdiction of the courts in the States of                     , solely for purposes of confirmation of, entry of judgment upon, and enforcement of the arbitral award. Each party further hereby irrevocably waives and covenants not to assert any defenses in any such proceeding based on any alleged defects in jurisdiction, venue, or convenience of the forum.
          (f) Each party will, upon the written request of another party, provide the other with copies of specific documents relevant to the issues raised by any claim or counterclaim. Any dispute regarding discovery shall be determined by the arbitrator, whose determination shall be binding.
          (g) The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          (h) Notwithstanding any other provision of law, and regardless of the prevailing party, each party agrees to pay its own costs and expenses incurred in connection with any arbitration and shall split equally the cost of the arbitrators.
     8.9 Third Party Beneficiaries. Services PLLC agrees that the Company’s affiliates (including Aurora) are express and intended third party beneficiaries of this Agreement.
[Signatures on the Following Page]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written to be effective as provided hereinabove.

THE COMPANY:

By:
Name:
Title:

SERVICES PLLC:

By:
Name:
Title: